Exhibit 99.2

Summary of Terms of Michael Polk Written Compensation Arrangement

(i)	Base salary of $1,200,000 per year;

(ii)	An annual bonus opportunity under the Company’s Management Cash Bonus Plan (the “Bonus Plan”) with a target payout equal to 135% of base salary and a maximum payout equal to 270% of base salary, based on attainment of the performance criteria and payout levels contained in the Bonus Plan. For 2011, Mr. Polk will be entitled to a bonus based on a full year of base salary, with such bonus to not be less than 90% of target payout;

(iii)	A monthly stipend of $3,000 in lieu of all perquisites other than an executive physical, the cost of which will be paid by the Company and the limited personal use of Company aircraft described below;

(iv)	Beginning in 2012, participation in the Company’s Long-Term Incentive Plan (the “LTIP”), which will permit Mr. Polk to receive an annual award of stock options, time-based restricted stock units (“RSUs”) and performance-based RSUs under the Company’s 2010 Stock Plan. The value of Mr. Polk’s award at time of issuance will range between 385% and 575% of his base salary, with a target of 480% of his base salary.;

(v)	Eligibility to participate in the Company’s 2008 Deferred Compensation Plan (the “Plan”), including the SERP Cash component of the Plan pursuant to which the Company will make an annual contribution of 5% of his base salary and annual bonus in excess of $245,000 (or the then current IRS limitation) and 10% of his current year’s base salary and annual bonus into a Plan account. Consistent with the terms of the Plan, the contributions will start to vest in his sixth year of employment. If Mr. Polk is employed by the Company when he turns 60, he will be fully vested in all Company contributions;

(vi)	Participation in the Company’s 401(k) Savings Plan and other benefit plans provided to Company employees generally, including the Total Retirement Savings Program. Under the Total Retirement Savings Program, Mr. Polk will receive an annual Company contribution to his 401(k) Savings Plan account equal to 4% of his eligible earnings;

(vii)	A one-time cash signing bonus of $1,100,000, which is reimbursable to the Company in the event of certain terminations within the first year of employment;

(viii)	A one-time grant of stock options on the first date of employment with a value of $1,100,000 based on the Company’s Black-Scholes valuation method (the “One-Time Stock Option Grant”). These options will be subject to a three year cliff vest and have a ten year term;

(ix)	A one-time Employment Transition Award granted on Mr. Polk’s first date of employment consisting of:

(A)	677,048 performance-based RSUs, 50% of which are subject to a performance condition that the average closing stock price over any 20 continuous trading days exceeds by 10% the average closing stock price for the ten trading day period of June 9, 2011 through June 22, 2011, or $14.77 (the “Beginning Stock Price”), 25% of which are subject to a performance condition that the average closing stock price over any 20 continuous trading days exceeds the Beginning Stock Price by 20%, and the remaining 25% of which are subject to a performance condition that the average closing stock price over any 20 continuous trading days exceeds the Beginning Stock Price by 25%; provided, however, if any performance condition is satisfied prior to the second anniversary of Mr Polk’s first date of employment, such shares will not vest earlier than such anniversary, and such RSUs will expire if they fail to vest by the seventh anniversary of his first date of employment; and

(B)	338,524 time-based RSUs, 50% of which vest on December 31, 2011, 25% of which vest on the first anniversary of Mr. Polk’s first date of employment, and the remaining 25% of which vest on the second anniversary of Mr. Polk’s first date of employment.

(x)	Participation in the Company’s executive relocation program;

(xi)	Personal use of the Company aircraft in an amount not to exceed $165,000, with amounts in excess of $165,000 to be reimbursed to the Company;

(xii)	Participation in the Company’s medical and dental coverage consistent with other Company employees. In the event of Mr. Polk’s retirement as Chief Executive Officer on or after age 55, and to the extent permitted by law, eligibility to continue such coverage until Medicare eligibility is achieved; and

(xiii)	Receipt of an Employment Security Agreement, or ESA, in substantially the same form as that provided to the current Chief Financial Officer, except that the lump sum severance payment payable to Mr. Polk upon a qualified termination following a change-in-control will equal three times his base salary and target bonus and a pro-rata portion of his bonus for the year of termination.

In addition to the above, the Written Compensation Arrangement provides that in the event Mr. Polk is involuntarily terminated prior to a Change-in-Control (except for Good Cause or a violation of the Company’s Code of Conduct and Ethics) or resigns for Good Reason (as such terms are defined in the ESA), he will be entitled to the following benefits:

(i)	salary continuation through the second anniversary of his last date of employment with the Company;

(ii)	medical and dental benefits continuation for a period of twenty-four months (provided, such benefits shall cease upon eligibility for coverage by a subsequent employer);

(iii)	a Bonus Plan payment pro-rated based upon the number of days employed in the last year of employment;

(iv)	vesting of the balance of his Cash SERP account (including interest accrued thereon);

(v)	vesting of the Employment Transition Award time-based RSUs;

(vi)	retention of any unvested Employment Transition Award performance-based RSUs; and

(vii)	vesting of the One-Time Stock Option Grant, which may be exercised within one year of the last date of employment, but not beyond the original ten-year term.